EXHIBIT 99.2

HELEN OF TROY, LIMITED

Moderator: Robert D. Spear

May 13, 2008

10:00 a.m. CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy fourth quarter and year-end conference call for fiscal 2008.

At this time, I would like to inform you that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear.  Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s fourth quarter and year-end financial results conference call for fiscal 2008.

This morning’s agenda will be a brief forward-looking statement and review followed by Mr. Rubin, who will discuss the fourth quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.  And finally, we’ll open it up for questions and answers for those of you with questions and answers after the conference call.

Safe harbor statement – This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.  Generally, the words anticipates, believes, expects and other similar words identify forward-looking statements.

The company cautions listeners to not place undue reliance on forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from our actual results.  Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-K filed with the Securities and Exchange Commission for the fourth quarter and fiscal year ended February 29, 2008.

Before we turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The release can be accessed by selecting the Investor Relations tab on the homepage and then the News tab.

I’ll now turn the conference call over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you Bob, and good morning to everyone.

Helen of Troy Limited today reported sales and earnings for the fourth quarter in fiscal year ended February 29, 2008.  Fourth quarter sales increased to $144,106,000 from $143,882,000 in the same period of the prior year.  Fourth quarter sales in the Housewares segment increased 21.9 percent to $44 million, compared to $36 million for the same period last year, reflecting continued strength in our OXO brands worldwide.  Sales in the Personal Care segment decreased 7.1 percent to $100 million in the fourth quarter, compared to $108 million for the same period last year, reflecting the difficult retail environment.

Net earnings for the fourth quarter increased 5.9 percent to $10,297,000, or 33 cents per fully diluted share, versus $9,721,000, or 30 cents per fully diluted share, for the prior year quarter.  Net earnings for the fourth quarter excluding significant items as detailed in the press release that we put out were $9,809,000, or 31 cents per fully diluted share, compared to $9,721,000, or 30 cents per fully diluted share, for the same quarter of the prior year.  Fourth quarter earnings before interest, taxes, depreciation, amortization, impairment charges, share-based compensation, the gain on land sale, and litigation settlement increased 1.2 percent to $17,467,000 versus $17,264,000 for the prior year quarter.

Full year net sales increased 2.8 percent to $652,548,000 from $634,932,000 in the prior year.  Net sales in the Housewares segment for the full year increased 19.7 percent to $164,134,000 compared to $137,108,000 for the same period last year.  Net sales in the Personal Care segment for the full year decreased 1.9 percent to $488,414,000 compared to $497,824,000 for the same period last year.  Net earnings for the year increased 22.8 percent to $61,509,000, or $1.93 per fully diluted share, compared with $50,087,000, or $1.58 per fully diluted share, in the prior fiscal year.

Net earnings for the full year excluding significant items, which I mentioned, were $55,709,000, or $1.75 per fully diluted share, compared to $49,175,000, or $1.55 per fully diluted share, for the prior year.  Full year earnings before interest, taxes, depreciation, amortization, impairment charges, share-based compensation, gain on land sale, and litigation settlements increased five percent to $89,455,000 versus $85,216,000 for the prior year.

We are pleased with our fourth quarter results considering the challenging retail environment.  We are also pleased with the progress that we’ve made in achieving our business initiatives during the past year.  We have maintained our inventory at last year’s levels and ended the year with an increase of $30.5 million more in cash and temporary investments while at the same time paying down $35 million in debt and buying back stock.

At February 29, 2008, the company’s balance sheet included cash and temporary investments of $121,700,000.  Shareholder equity was $568 million, or $17.87 per fully diluted share, which represents an increase of $41 million, or 7.8 percent, from the previous fiscal year.  Year-end inventory at February 29, 2008, was $144,900,000 versus $144,100,000 the prior year, and since January, we have purchased 554,397 shares of Helen of Troy common stock for $8.6 million for an average purchase price of $15.54.

Our ongoing efforts to reduce SG&A expenses as a percent of sales are reflected in our results for the full year, and we continue to focus on expense reductions.  The domestic retail environment continues to be challenging and is expected to continue that way for at least the next two quarters.  However, we are committed to executing the strategic initiatives outlined during the past fiscal year with a renewed sense of focus and dedication for this fiscal year.

I now would like to turn this conference call over to Tom Benson, our CFO, for financial highlights.

Thomas Benson:  Thank you, (Gerry), and good morning everyone.

We continued to face a difficult domestic retail environment in the fourth quarter where many of our retail partners faced slowing same store sales trends and reduced the amount of inventory in their pipelines.  This contributed to lower overall sales year-over-year after adjusting for the Belson acquisition.  Our OXO in international businesses continued to grow, and gross profit margins improved year-over-year excluding the Belson acquisition.

Fourth quarter selling, general and administrative expense as a percentage of sales increased slightly year-over-year.  This increase was attributable to increased costs incurred for cooperative advertising activities with our customers.  We closed two years of open tax audits with the U.S. Internal Revenue Service, which resulted in no adjustment to either year.

Fourth quarter net sales increased 0.2 percent year-over-year.  This includes $6.1 million of sales from the newly acquired Belson business.  Net sales in the fourth quarter of fiscal 2008, were $144.1 million compared to $143.9 million in the prior year quarter.  This is an increase of $224,000 or 0.2 percent.  Our fourth quarter operating income decreased by 2.3 percent in dollar terms year-over-year.  Operating income in the fourth quarter of fiscal 2008 was $13.4 million, or 9.3 percent of net sales, compared to $13.8 million, or 9.6 percent of net sales, in the prior year.  This is a decrease of $314,000 or 2.3 percent.

Fourth quarter net earnings increased 5.9 percent in dollar terms year-over-year.  Net earnings for the fourth quarter of fiscal 2008 was $10.3 million, which is 7.1 percent of net sales, compared to $9.7 million, or 6.8 percent of net sales, in the prior year quarter.  This represents an increase of $576,000 or 5.9 percent.

During the quarter, we had three items that impacted our net earnings that we do not expect to incur in the normal course of business.  We closed the Internal Revenue audits for fiscal years 2003 and 2004, which resulted in a reversal of tax provisions including penalties and interest and a benefit to tax expense of $1.4 million.  We had an after-tax gain on litigation of $102,000.  We also had $977,000 of tax expense resulting from a net operating loss valuation allowance.

Net earnings before the above three items were $9.8 million in the fourth quarter fiscal 2008, which is 6.8 percent of net sales, compared to $9.7 million, or 6.7 percent of net sales, in the prior year quarter.  This is an increase of $88,000 or one percent.  Fourth quarter diluted earnings per share was 33 cents for quarter four fiscal 2008 compared to 30 cents in the prior year quarter.  This is an increase of three cents or 10 percent.

Excluding the impact of the tax provision reversal, the valuation allowance, and the gain on the litigation, diluted earnings per share increased by 3.3 percent.  Diluted earnings per share excluding the three items for the fourth quarter fiscal 2008, was 31 cents compared to 30 cents in the prior year quarter.  That’s a one-cent increase or 3.3 percent.

Now I’ll provide a more detailed review of various components of our financial performance.  Our Personal Care segment includes the following product lines – Appliances.  Products in this group include hairdryers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths, and electric clippers and trimmers.  Key brands in this category include Revlon, Vidal Sassoon, Bed Head, Tony & Guy, Gold ‘N Hot, Sunbeam, Dr. Scholl’s, Hot Tools, Wigo, and Health o meter.

Grooming, skincare, and hair products are included in the Personal Care segment.  Products in this line include liquid hairstyling products, men’s fragrances, men’s deodorants, foot powder, body powder, and skincare products.  Key brands include Brut, Sea Breeze, SkinMilk, Ammens, Vitalis, Condition 3-in-1, Final Net, and Vitapointe.  Brushes and accessories are also included in the Personal Care segment.  Key brands include Revlon, Vidal Sassoon, Bed Head, and Karina.

Personal Care net sales in the fourth quarter fiscal 2008 were $100.1 million compared to $107.8 million in the prior year quarter.  This represents a decrease o f $7.7 million or 7.1 percent.  Fourth quarter net sales were down in all three product lines year-over-year.  The Belson business, which we acquired effective May 1, 2007, contributed $6.1 million of net sales for the quarter.

The decrease in Personal Care net sales compared to the same quarter at last year was due to a difficult domestic retail environment, a reduction in the amount of inventory held by certain key retailers, a decrease in sales in our Grooming and Wellness Appliance categories, and expanded product line offerings by certain competitors, and a move by certain professional customers to replace branded merchandise with private label.

Our Housewares segment consists of the OXO business.  OXO is the leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, barware, garden, automotive, storage and organization.  Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks, and Candela.

The Housewares segment net sales in the fourth quarter of fiscal 2008 were $44 million compared to $36.1 million in the fourth quarter of fiscal 2007.  This represents an increase of $7.9 million or 21.9 percent.  The sales increase resulted from a continuing trend of product mix expansion and geographic expansion in the United Kingdom and Japan.

Gross profits for the fourth quarter of fiscal year 2008 was $63.4 million, or 44 percent of net sales, compared to $63.3 million, also 44 percent of net sales, in the prior year quarter.  This represents an increase of $89,000 or 0.1 percent increase in dollar terms.  We continue to experience product source and cost pressures due to raw material price increases, changes in exchange rates, and labor cost increases.

Despite these pressures, gross profit margin, excluding the Belson acquisition, improved 50 basis points compared to the same quarter last year.  To compensate for rising costs, we are implementing selling price increases when possible, introducing new products, securing from alternative suppliers, and focusing on our internal costs.

Selling, general and administrative expenses for the fourth quarter of fiscal 2008 were $49.9 million, or 34.7 percent of net sales, compared to $49.5 million, or 34.4 percent of net sales, in the prior year quarter.  This is an increase of $403,000, or 0.8 percent increase in dollar terms, and 0.3 percent increase in percentage points.  The increase in SG&A expense as a percentage of sales is mostly due to higher cooperative advertising expense and personnel costs, partially offset by improved distribution cost structure.

Interest expense for the fourth quarter of fiscal 2008 was $3.5 million, or 2.4 percent of net sales, compared to $4.2 million, or 2.9 percent of net sales, in the prior year quarter.  The decrease in interest expense is due to the lower amounts of debt outstanding in the fourth quarter of fiscal 2008 compared to the fourth quarter fiscal 2007.

Income tax expense for the fourth quarter of fiscal 2008 was $1.2 million compared to $517,000 in the prior year quarter.  Fourth quarter 2008 income tax expense was 10.4 percent of pre-tax earnings compared to five percent in the same quarter last year.  The effective tax rate for the current quarter was impacted by the closing of two years of tax audits with the U.S. Internal Revenue Service, which provided a tax benefit of $1.4 million, partially offset by $1 million of tax expense resulting from a net operating loss evaluation allowance.

Excluding these items, tax expense is 13.8 percent of pre-tax earnings for the fourth quarter fiscal 2008.  The year-over-year increase in tax expense is due to shifts in the mix of taxable income earned between the various high tax rate and low tax rate jurisdictions in which we conduct our business.

I will now discuss our financial position.  Our cash in temporary investment balance was $121.7 million at February 29, 2008 compared to $91.2 million at February 28, 2007, and we had no borrowings on our $50 million revolving line of credit.  Accounts receivable were $105.6 million at

February 29, 2008, compared to $115.9 million at February 28, 2007, on sales in the fourth quarter of the current fiscal year that were $224,000 higher than the same period last year.  Accounts receivable turnover improved to 69.3 days at February 29, 2008 from 71.6 days at February 28, 2007.

Inventories at February 29, 2008 were $144.9 million, an increase of $797,000 from February 28, 2007.  Inventory turnover improved to 2.4 times at February 29, 2008 compared to 2.2 times at February 28, 2007.  Shareholders equity increased $41 million to $568 million at February 29, 2008 compared to the prior year.

I want to inform you of a couple of items that could have an impact on our fiscal 2009 results.  On May 2, 2008, Linens Holding Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  As of May 2, 2008, we had an accounts receivable balance from Linens of $4.1 million.  The $4.1 million balance consisted of $3.1 million for sales originating on or before February 29, 2008 and $1 million for sales originating after February 29, 2008.  The Linens accounts receivable are unsecured, and the amount that the company will ultimately recover, if any, is not presently determinable.

Although the company maintains an allowance for doubtful accounts to cover our customers’ inability to pay all or a portion of their accounts receivable, no additional specific reserve was established as of February 29, 2008 for Linens.  In addition, Linens is a significant customer of the company with fiscal 2008 net sales of approximately $18.6 million.  The company, historically, has completed its analysis of the carrying value of our goodwill and other intangible assets during the first quarter of each fiscal year.

Our analyses are not yet complete; however, based upon preliminary work done to date, we expect to recognize impairment charges during the first quarter fiscal 2009.  We currently estimate that the non-cash charge will range between $7 million and $10 million and will be recorded as a component of operating income in the company’s income statement for the fiscal quarter ended May 31, 2008.  These charges will reflect the amounts by which the carrying values of these assets exceed their estimated fair values determined by their estimated future discounted cash flows.

I’ll now turn it over to Gerry for additional comments and questions.

Gerald Rubin:  Operator, we are now available for questions.

Operator:  The question and answer session will begin now.  If you’re using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, press star and one on your touch-tone phone.  Should you wish to withdraw your question, please press the pound key.  Your questions will be taken in the order they are received.

Our first question comes from the site of Doug Lane.  Please go ahead, sir.

Doug Lane:  Hi, good morning, everybody.

Gerald Rubin:  Good morning, Doug.

Doug Lane:  Tom, just to finish up on the Linens impact.  You know, you mentioned the total sales.  Are you still shipping to Linens and still expect to get sales from them while they’re in bankruptcy?

Thomas Benson:  Doug, we have had some shipments since they filed bankruptcy on cash in advance.  We’re currently reviewing their bankruptcy and looking at how we’re going to work with them in the future to continue to supply them without taking on undue credit risks.  So we plan on doing business with them ongoing.

Doug Lane:  OK.  So the risk now really is a million dollars of previous sales that you haven’t collected on.

Thomas Benson:  No, we had – when they filed bankruptcy, we had $4.1 million of receivables due from them.

Doug Lane:  OK.  So that whole amount, technically, could be a potential write off down the road.

Thomas Benson:  It could be a potential write off, yes.

Doug Lane:  OK.  I just wanted to be clear on that.  Gerry, can you give us more color on the competition in the retail stores that you had mentioned.  Who has come in there, and does it look like it’s impacted your market share of the category?

Gerald Rubin:  I don’t think it’s competition that is hurting the sales.  I think it’s just the way the retail environment is in the United States today.  You know, with higher gas prices, people are spending less in retail stores.  And for those of you that track retail discounters, you’ll know that there are a few that are doing very well, and there’s a lot that are doing very poorly on comp stores.  And so I think it’s just the economy and not the competition.  We’re still very strong in the businesses that we compete in, and as soon as the economy turns around, I think, you know, that our business will turn around also.

Doug Lane:  OK.

Gerald Rubin:  There’s just less – all the retailers that I talk to just say that there’s less traffic in the stores, and of course, that’s something that they do publish.

Doug Lane:  Right.  No, that’s right.  That’s fairly widespread.  I just want to make sure that your shares are holding up while the, you know, consumer is pulling back here a little bit.  You comment on your sourcing in China.  Do you expect – I notice you didn’t give ‘09 guidance.  Maybe you can give us some comments on, you know, why there’s not even just an EPS range out there.  But for more color, can you talk about the gross margins with the – the – the ((inaudible)) that you mentioned and the good gross margin performance recently where they’ve been up excluding Belson – is that sustainable throughout fiscal ‘09, or should we be looking for, perhaps, more pressure in ‘09 on gross margins than we saw in ‘08?

Gerald Rubin:  Well, as you know, our goal is always to increase the gross profit.  I would say right now that we’re trying to hold the gross profit steady.  You know, we’re doing everything that we possibly can.  You know, the negatives that we’re fighting against, of course, are the high oil prices, which does affect freight costs in and out and also the plastic prices, and we use a lot of plastic.  Copper prices are higher.  We use a lot of copper in our products.  And then, of course, the weak dollar in China compared to the yuan also affects the price of goods.

So with all that, you know, we have to build in higher prices into our products and, hopefully, get price increases, which we’re working on.  And that’s our challenge is to offset the price increases that we get from our factories with price increases to our vendors.

Doug Lane:  OK, and on the ‘09 outlook – can you at least tell us whether you think earnings will be up next year versus this year?

Gerald Rubin:  Well, you know, we’re very, very optimistic.  You know – you know, this – as you know, we’re not giving out specific numerical guidance because of the business environment that we’re in.  It’s not that we know all that we should know, but I wouldn’t want anybody to read more into it than there really is.  You know, our long-term goal is to increase sales, gross profit, and lower the expenses.  We just feel this is going to be a difficult year.

It doesn’t mean that – you can look at it both ways, I mean, we are, you know, optimistic that we can have a good year.  We just don’t have the numbers down, and we just are getting away from managing the business on a quarter-to-quarter basis and being up one penny or down one penny, which we and others have done.  And it’s very possible that as time goes on we’ll give a yearly number, but right now, we don’t have that number to give you.

Doug Lane:  And mostly because of the uncertain macro environment.

Gerald Rubin:  Right.

Doug Lane:  OK.

Gerald Rubin:  Business is, you know, I don’t want to leave you with a bad feeling.  Business is good.  We’re shipping every day, and, you know, sales are steady.  But we just have to play it – see what happens as the price of oil goes up and how the environment is, you know.

Doug Lane:  For sure.  OK.

Gerald Rubin:  So, you know, picture – are we in a – in – in a – in an inflationary period, which I believe we are; are we in a recession?  You can argue both ways, and then how are the retailers doing?  So that’s really the big picture.  Some of our retailers are doing very well, others are not doing well.

As Tom mentioned, Linens ‘n Things decided to file bankruptcy.  Hopefully, they’ll be healthier after they reorganize and get rid of their bad stores, because they are a very good customer of ours, and OXO plays a very big part in their mix in their Housewares department.

Doug Lane:  Yes, I was going to ask you – are you bigger in OXO than you are in the Personal Care side?

Gerald Rubin:  Oh, yes.

Doug Lane:  At Linens?  OK.

Gerald Rubin:  Yes.  Personal Care is very small there compared to the Housewares OXO brand.

Doug Lane:  OK.  Thank you.

Operator:  And we’ll take our next question from Rommel Dionisio.  Please go ahead.

Rommel Dionisio:  Good morning.  Gerry, in your prepared comments, you talked about some inventory destocking at retailers.  I wonder if you could just, you know, give us a little more color on that.  Is that largely done with?  Do you get the sense that now retail offtake equals selling the retailers, or are they still continuing to destock over the last couple of months?

Gerald Rubin:  No, it’s actually a retailer-by-retailer environment.  Some retailers have decided they want to lower their inventories for whatever reason.  You know, as I travel around the country, I find that there’s more out of stocks than normal.  You know, it’s the old adage that the buyer thinks there’s a recession coming and he buys less product.  Guess what?  He sells less product, and so then he fulfilled his request there.

But I think retailers, you know, are trying to hold their inventory steady.  I don’t think there’s any – there’s any – there’s any big decline.  In some cases we’ve had some retailers beef up their inventory, because they’ve been too hesitant to buy, and they’ve noticed they’ve lost sales, so they’re going the reverse.  So we – we have both retailers who are very tight in inventory and others that think that they need to beef it up, but it’s not going to be something that we’re going to have any problems with in the future.

Rommel Dionisio:  OK.  Thanks very much, Gerry.

Operator:  And we’ll take our next question from Graham Tanaka.  Please go ahead.

Graham Tanaka:  Yes, hi.  Thanks.  I just was wondering on the cost price pressure what are you budgeting for cost pressures this year, and what kind of pricing do you think you need to get for the coming year?

Gerald Rubin:  Well, you know, there’s no actual number that we put in for prices.  Each item is looked at individually.  Some items have increased cost in them, some don’t.  Our goal is to offset any increase from the factories with higher cost to the retailer.  And of course, we do our best there, but in all the new products – and we come out with a lot of new products – the new costs that we’re paying for a product is built into the product, and we hope to keep the gross profits steady because of that reason.  So, it’s a – it’s a product-by-product challenge rather than a corporate challenge where we raise all the prices a certain percentage …

Graham Tanaka:  Right.  Let me ask it this way – overall then, as you look across a product line, are you able to offset cost pressures with price increases?  It sounds – it sounds like you did in the last quarter …

Gerald Rubin:  Yes, I would say between the old products and the new products, the answer is yes.  But it’s a mix.

Graham Tanaka:  Great.  I don’t know how to ask this question without trying to put you on the spot, but I – except to ask what the – what your general concern is with other retailers, vis-a-vis, you know, a Linens type of situation, and the kind of – if you could have any kind of protection.  I – I – I just concerned that there might be other Linens out there.

Gerald Rubin:  Well, we’ve looked at all our retailers.  You know, we don’t think there’s anybody like Linens out there that – that’s – that we think is going bankrupt.  You know, there are some that are having a harder time than others, but they’ve never discussed bankruptcy.  I think – and of course, the big are getting bigger, as you know, and it’s just the environment.  I just don’t see anybody that we have on our look list that’s going to – that we think is going to be filing bankruptcy.

Graham Tanaka:  Great.  Thank you.

Gerald Rubin:  Thank you.

Operator:  Our next question comes from Stephen O’Brien.  Please go ahead.

Stephen O’Brien:  Good morning.  You’ve given us a kind of a cautious outlook on the – at least on the economy and the challenges you face, but you’ve also, you know, have some hope that you might be able to get an earnings gain this year, which would indicate you’ve got some optimism either on some products or some new initiatives, whether on the top line or the cost containment.  I was wondering if you could share those with us.

Gerald Rubin:  The answer, Steve, is yes, we have a lot of new products.  We’re optimistic.  Some of the products that we just – that we recently rolled out look good.  They’re doing well.  The retailers are happy.  We also – as you know, we have $120 million in the bank.  We’re building up a war chest, you know, based on cash flow this year, because our cap ex is very, very small.

We should probably end the year with $200 million if we don’t buy back stock, and that’s a thing that I wanted to tell everybody – that they’re asking when we were going to buy back stock, and yet, you know, we did so far this year, we spent, what, over $8 million in stock, and I think that from time-to-time you’ll see that we will buy stock.  We just don’t announce it in advance.  But we – just as we spent the $8.6 million, we will probably do more as – because we believe the stock price is low.

But with the – hopefully, we’ll have, you know, $200 million, approximately, at the end of the year for acquisitions.  And we are looking for acquisitions.  We would like a big acquisition, because we do have low lines due on borrowing.  So besides the $200 million, we can certainly borrow more.  So that’s something that we’re looking at.  And, hopefully, if that comes during this year, we’ll, you know, have a big pop in our income.  So there’s a lot of good positives that we’re looking at.

Stephen O’Brien:  I normally like to – don’t particularly like to congratulate somebody in public, but you guys have shown a lot of discipline on when to buy your stock, and I guess recognizing that it is an alternative to capital expenditures or acquisitions at time, and I think you’ve done the shareholders a good job in showing the discipline on when to use that discretion.

Gerald Rubin:  Thank you and, you know, as I mentioned, from time-to-time, I’m sure we will be buying more stock back.  It just – a lot of it depends on the price of the stock and what we have going on and whether we’re working on a big acquisition or not.

Stephen O’Brien:  Sure.

Gerald Rubin:  Thanks, Steve.

Operator:  We’ll take our next question from Stephen Friedman.  Please go ahead.

Stephen Friedman:  Good morning, all.

Gerald Rubin:  Good morning.

Stephen Friedman:  I just wanted to see if you could comment a little on the first quarter that we’re two-thirds done with.  Tom, you had mentioned some SKUs that you would have a seven to nine million, I think, impairment charge.  Could you expand on that just a bit as to the lines or why?

Thomas Benson:  The company, under its accounting policies, takes a look at its intangible assets in the first quarter of each year, and we go through each one of our trademarks and each one of – and our goodwill and our business unit values, and we have to go through calculations, look at the discounted cash flow based on future assumptions and ((inaudible)), and as a result of that calculation, on a preliminary basis, we’re still doing our final reviews on it.  We anticipate that we’ll have potential impairment between $7 and $10 million.

What it is – it’s a non-cash charge, and the accounting rules changed a number of years ago.  You used to write your intangibles off over a period of time, and they changed the rules to going to this annual testing instead of writing them off.  So now companies are going to have the write offs when they do their testing at various periods of time.

The areas in our lotions and liquid business – we’re concentrating on some key brands and some smaller brands, we’re putting less emphasis on, and as a result of that, some of those are having decreasing sales, and that’s what’s resulting in this impairment that we’re looking at this time.

Stephen Friedman:  OK.  And back to the Belson line, which you made several comments regarding the margins on the Belson line, have you been successful in bringing the margins on the Belson products back to what your core products in the Personal Care lines are, or are you – are you making progress there?

Gerald Rubin:  Steve, you know, we are making progress.  It’s higher now than when we bought it.  It’s not to the same extent of what we have in our other professional area, but we’re working on it.  So it does – it is increasing over what we had, and we’re looking for a nice increase this year also to keep increasing the gross profit.

Stephen Friedman:  OK.  And, finally, since the quarter is two-thirds – a little over two-thirds done, have you seen any effect from the stimulus checks that the government has, I think, started sending out and a lot of them hit toward the end of April and beginning of May maybe.  Has there been any spike that you’ve noticed at all?

Gerald Rubin:  No, as far as the checks they’re getting from the government, no, we haven’t seen anything.  And maybe it’s too soon, and maybe we’ll never see it.  Maybe they’ll just take the money and pay down their credit cards, but as far as the quarter, you’re right.  You know, two-thirds of it is over.  We haven’t seen any deterioration in the business.  Our business is steady.  And, you know, and as the quarters go on, we’re looking for increases.  It’s just a tough environment today trying to get those increases, but the business is steady, and our products are selling.

Stephen Friedman:  Do you feel that with all the work on the macroeconomic picture – with all the work that the federal reserve has done and the government with the stimulus package that you might be more optimistic that the second half of the calendar year might start to see the consumer coming back or actually some of the stimulative effect of the government might start to kick in?  Are you optimistic about …

Gerald Rubin:  Yes.  I mean, you know, in a macro picture, of course, there so many things going on in the United States.  Interest rates are going down.  On the other hand, you read in the paper about people losing their houses because their interest rate went up, when in truth interest rates are going down.  There’s just too many things in the environment.  People who have money in the bank are now receiving less income – interest income than they have before.  I’m sure that affects a lot of things.

But I think to the average family from what we hear, it’s the price of gas.  When they have to spend $80 to fill up their tank, and they have two cars, and it’s $160 a week to fill up their two cars, and it used to be half that, you know, they have less money to spend on other things.  But, you know, and then I read food prices are up and inflation is up, you know, and so, you know, there is that big, big picture and interest rates are going down.  So, you know, you have to put it all together, you know, what does it really mean, and I don’t have all the answers.  Maybe Mr. Bernanke has the answers.

Stephen Friedman:  OK.  Thank you very much, Gerry.

Gerald Rubin:  OK, Steve.

Operator:  We’ll take our next question from Mimi Noel.  Please go ahead.

Mimi Noel:  Hi, thank you.  Just a couple questions for Tom.  Can you tell me what OXO domestic sales did in the fourth quarter?

Thomas Benson:  We don’t break OXO domestic sales out, Mimi.

Mimi Noel:  Can you provide me with some context relative to the total business?  Was it slower than the aggregated segment or faster?

Thomas Benson:  Truthfully, I haven’t looked at OXO sales breaking it down by the …

Mimi Noel:  OK.

Thomas Benson:  … each specific geography.  As you know, OXO sales were up 22 percent for the quarter, which is very strong.

Mimi Noel:  OK.

Thomas Benson:  Our expansion that we’ve been working on in the U.K. and Japan is pretty much anniversaried after this …

Mimi Noel:  OK.

Thomas Benson:  … quarter.

Mimi Noel:  The preponderance of the business is still domestic, right?

Thomas Benson:  Oh, yes.  I’d say, you know, over 90 percent is domestic.

Mimi Noel:  OK.  That’s helpful.  And then the weakness in the Personal Care Grooming category, could you elaborate a little bit on that?  I know – I think it was in the third quarter maybe, it had a tough comp internationally with some pipeline filling or perhaps domestically.  Can you talk a bit about the fourth quarter weakness?

Gerald Rubin:  Well, it wasn’t in any particular area of – I think the U.S. got hit more than our international business, but as I mentioned several times, I think it has to do with the economy at large and the price of oil more than what we’re doing and what the competition is doing.

Mimi Noel:  OK.  Why would it be – these are relatively low price point products, why would it – are they gift-giving products?  Is that why you think they would be …

Gerald Rubin:  Well, I think they’re gift-giving; they’re replacement products, but as I mentioned, I think that, you know, and you can see what the big retailers are doing, they’re just having less traffic for whatever reason, and they’re all struggling with same store comps, and …

Mimi Noel:  OK.

Gerald Rubin:  … as I mentioned, there’s a few, of course, that are doing very well, but the average retailer is having a tough time …

Mimi Noel:  OK.

Gerald Rubin:  … making their numbers.

Mimi Noel:  OK.  And then just – what is the authorization remaining on the buyback program now?

Gerald Rubin:  Oh, you know, we still have a lot of shares to buy, and when we use it up, we just go to the board and ask for more.  So, that really is not a concern.

Mimi Noel:  So there’s no official number?

Gerald Rubin:  No, well, we started with three million …

Mimi Noel:  Right.

Gerald Rubin:  We’re probably down to about a half million …

Thomas Benson:  … there’s like 153,000 left.

Gerald Rubin:  Once we finish …

Mimi Noel:  I’m sorry, Tom, you were saying about 153,000 shares remaining?

Thomas Benson:  There’s 153,000, approximately, left, and as Gerry’s saying, once we use that allotment, we need to go to the board and get approval for a stock buyback, and we anticipate that they would approve that.  So, we don’t see that as a constraining factor.

Mimi Noel:  OK.  And then, Tom, the cash from operations, either on the quarter or on annual perspective and as well the cap ex.

Thomas Benson:  As you’ll see in our filings that are going to be done a little later today, our cash provided by operating activities was just under $110 million.  And our cap ex for the year was $7.7 million.

Mimi Noel:  OK, very nice.  Thank you very much.

Thomas Benson:  OK.

Gerald Rubin:  Thank you, Mimi.

Operator:  Once again if you would like to ask a question, please press the star and one on your touch-tone phone.  We’ll take our next question from Doug Lane.  Please go ahead.

Doug Lane:  Yes, just a quick follow-up, Gerry, on the acquisition front.  How would you characterize the deal flow these days?  Is it active, not-so-active?  And are they bigger or smaller type opportunities?

Gerald Rubin:  Oh, I think it – it’s – it’s more or less active.  We almost get every week one or two packages on people selling their companies or companies up for sale.  It’s a mixed bag.  There’s big ones; there’s small ones; there’s good ones; there’s bad ones.

You know, sometimes I think there’s more bad ones up for sale because as the economy gets hurting and their sales start dropping and their profits are dropping, I think the boards decide that they want to sell their companies and get out.  So, we’re looking at everything that we – everyone that comes across our desk, we’re looking at.

Doug Lane:  And, you know, you mentioned your balance sheet, which is obviously, stellar – a lot of cash, a lot of cash flow, very comfortable.  Is there some point where no acquisition happens and you think about initiating a dividend?

Gerald Rubin:  You know, this always comes up that – it’s always on the table.  We like acquisitions, and then the next thing in line would be stock buy backs, and then the next thing would be, certainly, dividends.  They’re all on the table.

Doug Lane:  OK.  Thank you.

Operator:  It appears we have no further questions.  I will turn the conference back to Gerald Rubin.

Gerald Rubin:  Well, I wanted to thank everybody for participating in our fourth quarter and year-end conference call, and I look forward to talking to you again after we finish our first quarter and have our conference call in July.  Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with replay passcode 9093984.

This concludes our conference call for today.  Thank you all for participating and have a nice day.  All parties may disconnect now.

END